UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2005

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-16686	58-1486040
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

7 Deer Park Drive, Suite E
Monmouth Junction, NJ 08852
(Address of principal executive offices)

(732) 274-0399
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2005, VioQuest Pharmaceuticals, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Greenwich Therapeutics, Inc. (“Greenwich”) and VQ Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”). Greenwich is a privately-held, New York-based biotechnology company, which owns exclusive license rights to two anti-cancer agents - sodium stibogluconate (SSG) and triciribine (TCN-P). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Greenwich such that Greenwich will be the surviving corporation and a wholly-owned subsidiary of the Company following such merger. In exchange for all of the outstanding stock of Greenwich, the stockholders of Greenwich will receive a number of shares of the Company’s common stock such that, immediately following the merger, they will collectively own approximately 49 percent of the Company’s issued and outstanding shares of common stock. In addition to such common shares, the Company will also issue to the Greenwich stockholders five-year warrants to purchase an aggregate of 4,000,000 shares of the Company’s common stock at an exercise price of $1.41 per share. Accordingly, on a fully-diluted basis after giving effect to the transaction (assuming the issuance of all shares of common stock subject to outstanding options and warrants), the Greenwich stockholders will collectively hold approximately 47 percent of the Company’s common stock. One-half of the shares and warrants to be issued to Greenwich’s stockholders will be placed in escrow and will be released incrementally upon the achievement of certain milestones relating to the clinical development of Greenwich’s two product candidates. The completion of the merger is subject to various conditions, including the reincorporation of the Company under Delaware law (discussed below) and the approval of the merger by Greenwich’s stockholders.

Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald and his family collectively hold approximately 48% of Greenwich’s capital stock. Together, Dr. Rosenwald and such trusts also beneficially own approximately 16% of the Company’s common stock. The Minnesota Business Corporation Act (the “MBCA”), to which the Company is currently subject as a Minnesota corporation, prohibits a “business combination” transaction between the Company and Dr. Rosenwald, including an entity of which Dr. Rosenwald owns at least 10 percent of its outstanding stock. The General Corporation Law of Delaware (the “DGCL”), which governs Delaware corporations, would not prohibit the proposed Merger with Greenwich. Accordingly, the Company cannot complete the proposed Merger as a Minnesota corporation, but could if it reincorporated under Delaware law before completing the transaction. The Company intends to call a meeting of its shareholders as promptly as possible for the purpose of considering such an action.

In addition to Dr. Rosenwald’s relationship with Greenwich, two directors of the Company, Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., own approximately 3.6% and 7%, respectively, of Greenwich’s outstanding common stock. Mr. Rocamboli and Dr. Weiser are also employees of Paramount BioCapital, of which Dr. Rosenwald is the chairman and sole stockholder. As a result of such relationships with Greenwich, both Mr. Rocamboli and Dr. Weiser did not attend or otherwise participate in any meetings of the Company’s Board of Directors relating to the Merger Agreement.

The Company's press release dated July 8, 2005 is attached to this Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press release dated July 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VioQuest Pharmaceuticals, Inc.

Date: July 8, 2005	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer

Exhibit Index

Ex. No.    Description

99.1               Press release dated July 8, 2005.